SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2005

Commission File Number: 0-27812

MEDALLION FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	04-3291176
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

437 Madison Avenue

New York, New York 10022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:

(212) 328-2100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEMS 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT AND 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

As previously announced, Medallion Financial Corp. (the “Company”) entered into an Asset Purchase Agreement, dated February 28, 2005, by and among the Company, the Company’s wholly-owned subsidiary Business Lenders, LLC (“BLL”), and BLL Acquisition LLC (“BLLAL”), an indirect subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”). The parties subsequently entered into an Amended and Restated Asset Purchase Agreement, dated October 17, 2005 (the “Amended Agreement”). Pursuant to the Amended Agreement, the Company sold substantially all of the assets of BLL to BLLAL on October 17, 2005 for approximately $20.0 million in cash proceeds, of which amount approximately $17.4 million represented the payoff of intercompany indebtedness owed by BLL to the Company and approximately $2.5 million for the book value and current carry costs of the assets sold. In September 2002, one of the Company’s affiliates established a line of credit with Merrill Lynch Bank, USA, an affiliate of Merrill Lynch, providing for a maximum commitment amount of $250.0 million. The line of credit was subsequently amended to provide for a maximum commitment amount of $325.0 million.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Information.

Not applicable.

(c)	Exhibits.

Exhibit No.	Description
2.1	Amended and Restated Asset Purchase Agreement, dated October 17, 2005, by and among Medallion Financial Corp., Business Lenders, LLC, and BLL Acquisition LLC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDALLION FINANCIAL CORP.

By:	/s/ Larry D. Hall
Name:	Larry D. Hall
Title:	Chief Financial Officer

Date: October 18, 2005

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Exhibit Index

Exhibit No.	Description
2.1	Amended and Restated Asset Purchase Agreement, dated October 17, 2005, by and among Medallion Financial Corp., Business Lenders, LLC, and BLL Acquisition LLC.